Exhibit 3.47
OPERATING AGREEMENT
OF
CREATIVE NETWORKS. L.L.C.
an Arizona limited liability company
     THIS OPERATING AGREEMENT (“Agreement”) is made and entered into this ___ day of August, 1995, by and between Matrix Diversified, Inc. an Arizona corporation (“Matrix Diversified”) and Stonebridge Partners. a Colorado general partnership (“Stonebridge”), as the Members.
SECTION 1
     1.1 Formation and Name. The Members have formed a limited liability company under the name “Creative Networks, L.L.C.” (“LLC”) pursuant to the Arizona Limited Liability Company Act, Arizona Revised Statutes §§ 29-601 et seq. (“LLC Act”).
     1.2 Place of Business. The principal place of business of the LLC shall be at 2510 West Dunlap Avenue, Suite 300, Phoenix. Arizona 85021-2709, or such other place as the Members by unanimous agreement shall determine.
     1.3 Purpose. The LLC has been formed (a) to engage in the business of operating a health services network: and (b) to transact any and all lawful business for which limited liability companies may be organized under the laws of the State of Arizona, as the same may be amended from time to time; and may engage in any activities and perform all acts required in connection with, or incidental to, its business. Except as specifically permitted herein, the LLC may not engage in any other activity or business and no Member shall have any authority to hold himself out as an agent of another Member in any other business or activity.
     1.4 Term. The term of the LLC commenced on the date the Articles of Organization were filed with the Arizona Corporation Commission and shall continue until December 31, 2030, unless sooner dissolved pursuant to the terms of Section 7.1.
     1.5 Agent for Service of Process. The name and business address of the agent for service of process for the LLC is Norman C. Storey, 40 North Central Avenue, Suite 2700. Phoenix. Arizona 85004. The Management Committee may change the agent for service of process from time to time.
     1.6 Managers and Management Committee.
          (a) The Managers of the LLC shall be Hollis R. Bohling and Gale L. Bohling (Hollis R. Bohling and Gale L. Bohling are referred to herein as “Seller Managers” and three Managers appointed by Matrix Diversified (the three Managers appointed by Matrix Diversified are referred to herein as “Matrix Managers”, and Seller Managers and Matrix Managers are referred to collectively herein as “Managers”). The Managers need not he

Members of the LLC. If the employment of the Seller Managers is terminated. Matrix Diversified shall have the right to replace the Seller Managers.
          (b) The LLC shall be managed by a five Person management committee (“Management Committee”), such committee to consist of the Seller Managers and the Matrix Managers. The Management Committee shall approve an annual business plan (“Annual Plan”) and an annual budget (“Annual Budget”). The Seller Managers shall run the day-to-day business of the LLC in compliance with the Annual Plan and the Annual Budget.
     1.7 Definitions. Whenever used in this Agreement- the following terms shall have the following meanings:
     “Adjusted Capital Account Deficit.” With respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:
     (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations §§ 1.704-2(g)(1) and 1.7042(i)(5): and
     (b) Debit to such Capital Account the items described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), (5), and (6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate.” A Person that:
          (i) directly or indirectly controls, is controlled by or is under common control with another Person;
          (ii) owns or controls ten percent (10%) or more of the outstanding voting securities of such other Person;
          (iii) is an officer, director or partner of such other Person (or member, if such other Person is a limited liability company); or
          (iv) If such other Person is an officer, director. partner or member of a limited liability company, any Person for which such other Person acts in any such capacity.
     For purposes of this definition, the terms “controls”, “is controlled by”. or is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.
     “Agreement.” This Operating Agreement.

     “Annual Budget.” The Annual Budget for the LLC prepared by the Seller Managers and approved by the Management Committee prior to the beginning of each fiscal year of the LLC and setting forth the budget for the LLC for the upcoming fiscal year.
     “Annual Plan.” The Annual Plan for the LLC prepared by the Seller Managers and approved by the Management Committee prior to the beginning of each fiscal year of the LLC and setting forth the business plan for the LLC for the upcoming fiscal year.
     “Capital Account.” The Capital Account established and maintained for each Member pursuant to Section 5.6 hereof.
     “Capital Contribution(s).” The amount of money and initial Gross Asset Value of any property (other than money) contributed to the LLC with respect to the interest in the LLC held by a Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution previously made by a predecessor of the Member with respect to the interest held by such Member.
     “Code.” The Internal Revenue Code of 1986, as amended from time to time (or corresponding provision of succeeding law).
     “Depreciation.” For each fiscal year or other period. an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall he an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.
     “Distribution(s).” All distributions of cash or property by the LLC to the Members in accordance with this Agreement.
     “Gross Asset Value.” With respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
     (i) The initial Gross Asset Value of any asset contributed by a Member to the LLC shall be the gross fair market value of such asset as of the date of contribution, as determined by the contributing Member and the Management Committee;
     (ii) The Gross Asset Value of all L-LC assets shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, as of the following times: (a) the acquisition of an additional interest in the LLC by any new or existing Member in exchange for more than a de minimis Capital Contribution: (h) the distribution by the LLC to a Member of more than a de minimis amount of property of the LLC as consideration for any interest in the LLC; and (c) the liquidation of the LLC within the meaning of Regulations § 1.704-1(b)(2)(ii)(g): provided. however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Management Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the LLC;
     (iii) The Gross Asset Value of any LLC asset distributed to am Member shall be the gross fair market value of such asset on the date of distribution as determined by the distributee and the Management Committee: and
     (iv) The Gross Asset Values of LLC assets shall he increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Code § 734(b) or Code § 743(b). but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations §1.704-1(b)(2)(iv)(in) and Section 5.3(g) hereof; provided, however that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent the Management Committee determines that an adjustment pursuant to subsection (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).
     If the Gross Asset Value of an asset has been determined or adjusted pursuant to (i), (ii), or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for the purposes of computing Profits and Losses.
     “LLC.” Creative Networks, L.L.C., an Arizona limited liability company.
     “LLC Act.” The Arizona Limited Liability Company Act. Arizona Revised Statutes §§ 29-601 et seq., as amended.
     “LLC Minimum Gain.” As defined in Regulations §§ 1.704-2(b) (2) and 1.704 2(d).
     “Management Committee.” The five Person Management Committee composed of the two Seller Managers and the three Matrix Managers.
     “Managers.” Each of the two Seller Managers and each of the three Matrix Managers.
     “Matrix Managers.” Each of the three Managers appointed from time by Matrix Diversified to be Managers of the LLC.
     “Member.” Each of the Members named in this Agreement and any other Person that becomes a Member pursuant to this Agreement.
     “Member Nonrecourse Debt.” As defined in Regulations § 1.704-2(h)(4).

     “Member Nonrecourse Debt Minimum Gain.” An amount which, with respect to each Member Nonrecourse Debt. is equal to the Member Minimum Gain that would result if such Member Recourse Debt were treated as a Nonrecourse Liability determined in accordance with Regulations § 1.704-2(i)(3).
     “Member Nonrecourse Deductions.” As defined in Regulations §§ 1.704-2(i) (1) and 1.704-2(i) (2).
     “Membership Interest.” The interest of a Member in the LLC representing such Member `s rights, powers and privileges as specified in this Agreement.
     “Nonrecourse Deduction.” As defined in Regulations § 1.704-2(b)(l).
     “Nonrecourse Liability.” As defined in Regulations § 1.704-2(h)(3).
     “Person.” An individual, firm, partnership, corporation, limited liability company, estate, trust or other entity.
     “Prime Rate.” The base rate on corporate loans at large united States money center commercial banks published from time to time by the Wall Street Journal as the “Prime Rate” or if the Wall Street Journal no longer publishes a “Prime Rate” such other rate as the Management Committee reasonably determines is comparable thereto.
     “Profits and Losses.” With respect to any fiscal year or other period. an amount equal to the LLC’s taxable income or loss for such year or period. determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss or deductions required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
     (i) Any income of the LLC that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;
     (ii) Any expenditures of the LLC described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Regulations § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses hereunder shall be subtracted from such taxable income or loss;
     (iii) If the Gross Asset Value of any LLC asset is adjusted pursuant to subsections (ii) or (iii) of the definition of Gross Asset Value herein. the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;
     (iv) Gain or loss resulting from any disposition of LLC property with respect to which gain or loss, if any, would be recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the LLC property disposed of, notwithstanding that the adjusted tax basis of such LLC property may differ from its Gross Asset Value;
     (v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss. there shall be taken into account Depreciation for such fiscal year or other period. computed in accordance with the definition set forth herein;
     (vi) To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code § 734(b) or Code § 743(b) is required pursuant to Regulations § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining `Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s interest in the LLC, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases ,he basis of the asset) front the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses;
     (vii) Notwithstanding any other provision of this definition, any item which is specially allocated pursuant to Section 5.3 or 5.4 of this Agreement shall not be taken into account in computing Profits and Losses.
     The amounts of the items of LLC income, gain, loss or deduction available to be specially allocated pursuant to Sections 5.3 or 5.4 hereof shall be determined by applying rules analogous to those set forth in this definition of Profits and Losses.
     “Regulations.” The temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “Regulatory Allocations.” As defined in Section 5.4.
     “Seller Managers.” Gale L. Bohling and Hollis R. Bohling, unless replaced in accordance with Section 1.6(a) hereof.
     “Transfer.” To sell, assign, transfer, give. donate. pledge, deposit, alienate, bequeath, devise or otherwise dispose of or encumber to any Person other than the LLC.
SECTION 2
     2.1 Capital Contributions of the Members. Matrix Diversified shall make a Capital Contribution to the LLC with a Gross Asset Value of $990,000 Dollars ($___.00) comprised of the assets previously used in the operation of the business of Creative Networks. Inc. Stonebridge shall make a Capital Contribution To the LLC in the amount of $10,000 Dollars ($___.00).
     2.2 Additional Capital Contributions. No additional Capital Contributions to the capital of the LLC shall be required of any Member. The Members may make additional

Capital Contributions from time to time in such amounts and proportions as the Members may agree.
     2.3 Membership Interests. There shall be one class of Members, who shall be entitled to vote on LLC matters on the basis of their respective percentages of Membership Interests owned. The Membership Interests of the Members are as follows.

Member	Percentage
Matrix Diversified	99%
Stonebridge	1%
     2.4 Temporary Loans. If the Capital Contributions, operating income and other LLC funds available are insufficient to finance LLC activities, one or more Members may make a loan to the LLC to fund operations and expenses. Any such loans shall be on such terms and conditions as the Management Committee and the loaning Members shall agree.
     2.5 Priority and Return of Capital. Except as expressly set forth in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Profits. Losses or Distributions; provided that this Section shall not apply to advances or loans which a Member has made to the LLC. No Member shall receive any interest, salary or other return with respect to its Capital Contributions. Capital Account or for services rendered on behalf of the LLC or otherwise in its capacity as a Member. except as specifically set forth in this Agreement or except with respect to loans made to the LLC.
     2.6 Payments of Individual Obligations. The LLC’s credit and assets shall be used solely for the benefit of the LLC, and no asset of the LLC shall be transferred or encumbered for or in payment of any individual obligation of a Member.
     2.7 Limitation of Liability. Each Member’s liability for the debts and obligations of the LLC shall be limited as set forth in the Act.
SECTION 3
     3.1 Management Committee. The Management Committee shall have the exclusive right to manage the affairs of the LLC and shall have all rights, powers and authority afforded to a Manager of an LLC under the LLC Act. Without limiting the generality of the foregoing. the Management Committee shall have full power and authority to do the following:
          (a) To purchase. lease, rent, exchange or otherwise acquire any real or personal assets and properties for the LLC;
          (b) To hold, operate, maintain. remodel and otherwise deal with the real and personal assets and properties of the LLC;
          (c) To sell. convey. assign, lease. rent, develop- exchange and otherwise dispose of in whole or in part the real and personal assets and properties of the LLC:

          (d) To grant easements. licenses, servitudes and rights of way with respect to the real and personal, assets and properties of the LLC and enter into agreements respecting their use;
          (e) To execute and deliver for, on behalf of and in the name of the LLC any agreements, contracts. certificates, deeds, bills of sale ___ pledges, assignments. leases ___ subleases. stock powers and other instruments and documents with respect to the real and personal assets and properties of the LLC in connection with the management and operation of the business and affairs of the LLC:
          (f) To borrow money on behalf of the LLC and, in connection therewith, to execute and deliver (or authorize in writing a particular Person or Persons to execute and deliver) for. on behalf of and in the name of the LLC bonds, notes. mortgages. deeds of trust, pledges, security agreements, financing statements, assignments and other agreements and documents creating liens on, or granting security interests in or otherwise affecting, the assets and properties of the LLC (an), of which loan documents may contain confessions of judgment and warrants of attorney), and extensions, renewals and modifications thereof, and to prepay in whole or in part. refinance, recast, increase, modify or extend any indebtedness to the LLC:
          (g) To engage, on behalf of the LLC all employees, agents. architects. engineers, contractors, attorneys, accountants, consultants or any other Persons as the Management Committee, in its sole discretion, deems appropriate for the performance of legal and accounting services or otherwise in connection with the conduct, operation and management of the LLC’s business and affairs, all on such terms and for such compensation as the Management Committee. in its sole discretion, deems proper;
          (h) To prosecute, defend, settle or compromise. at the LLC’s expense. any suits, actions or claims at law or in equity to which the LLC is a party or by which affected as may be necessary or proper in the Management Committee’s sole discretion, to enforce or protect the LLC’s interests. and to satisfy out of LLC funds any judgment, decree or decision of any court, board, agency or authority having jurisdiction or any settlement of any suit, action or claim prior to judgment or final decision thereon;
          (i) To determine when and in what aggregate amounts Distributions to the Members shall be made;
          (j) To dissolve and liquidate the LLC:
          (k) To admit new Members or to approve Transfers of Membership Interests property made pursuant to the terms of this Agreement:
          (1) To vote at any election or meeting of any corporation in person. or by proxy, and to appoint agents to do so in its place and stead;
          (m) To file. on behalf of the LLC, all required local, state and federal tax returns relating to the LLC or its assets and properties and to make or determine not to make an and all elections with respect thereto, subject to the provisions. of Section 5 of this Agreement;
          (n) To invest and reinvest the funds of the LLC and to establish hank. money market and other accounts for the deposit of the LLC’s funds and permit withdrawals therefrom upon such signatures as the Management Committee designates;
          (o) To obtain casualty and liability insurance on behalf of and for the protection of the LLC and the Members:
          (p) To execute and deliver (or authorized in writing a particular Person or Persons to execute and deliver) any and all instruments and documents, and to do any and all other things necessary or appropriate, in the Management Committee’s sole discretion ___ for the accomplishment of the business and purposes of the LLC or necessary or incidental to the protection and benefit of the LLC;
          (q) To sell all of the assets of the LLC to any Person (subject to the approval of the Members);
          (r) To amend this Agreement, provided that such amendment is of an inconsequential nature and does not adversely affect the Members in any material respect, or is necessary or desirable to comply with any applicable law or governmental regulation; and
          (s) Approve a plan of merger or consolidation of the LLC with or into one or more other Persons (subject to the approval of the Members).
     3.2 Fees and Compensation to the Managers. The Managers shall not ht entitled to receive any fees or compensation for services to the LLC in their capacity as Manager, but shall be entitled to reimbursement for expenses incurred in connection with the LLC: provided, however, the Seller Managers shall be entitled to compensation as employees of the LLC as may be provided from time to time in employment agreements executed by the LLC and the Seller Managers
     3.3 Duties and Obligations of the Seller Managers. The Seller Managers shall have full power and authority to enter into contracts and agreements necessary and appropriate for the ordinary conduct of the day-to-day business of the LLC; provided, however. that in no event shall the Seller Managers enter into any contract or agreement which has a term of more than one year or under which the aggregate sum payable by the LLC is in excess of $___.00, without the prior approval of the Management Committee. The acts of the Seller Managers shall bind the LLC when within the scope of the Seller Managers’ authority. The Seller Managers shall at all times be subject to the direction of the Management committee. The Seller Managers may engage or retain other persons to perform any of their functions or responsibilities hereunder- Without limiting or broadening the power and authority of the Seller Managers as set forth earlier in this Section 3.3, the Seller Managers shall perform. or cause to be performed at the expense of the LLC. the following services:
          (a) Take all action which may be necessary or appropriate (i) for the continuation of the LLC’s valid existence as a limited liability company under the laws of the state of Arizona and (ii) for the acquisition, development, maintenance, preservation and operation of all of the LLC’s property and business in accordance with the provisions of this Agreement and applicable laws and regulations.
          (b) Prepare the Annual Plan. the Annual Budget and other plans requested by the Management Committee;
          (c) Provide management, financial and business planning services to the LLC;
          (d) Implement all decisions of the Management Committee;
          (e) Conduct the ordinary and usual business and affairs of the LLC;
          (f) Establish books of account, record and payment procedures, including individual Capital Accounts of the Members;
          (g) Disburse all receipts and make all necessary payments and expenditures to the extent of funds available therefor;
          (h) Obtain and keep in force, or cause to be obtained and kept in force. reasonable and adequate insurance coverage for a business of this type;
          (i) Make all reports to the Members required by Agreement or by law; and
          (j) Prepare and file, or cause to he prepared and filed. on or before the due date (or any extension thereof) any federal, state or local tax returns required to he filed by the LLC.
The Seller Managers shall be under a fiduciary duty to conduct the affairs of the LLC in the best interests of the LLC and of the Members, including the safekeeping and use of all LLC funds and assets for the exclusive benefit of the LLC. The Seller Managers shall not enter into any transaction with the LLC which may significantly benefit the Seller Managers in their independent capacity unless the transaction is expressly approved by the `Management Committee.
     3.4 Confirmation of Authority. Any documents to be executed on behalf of the LLC, including, but not limited to. agreements: leases, deeds, mortgages, deeds of trust. notes, bonds, assignments. stock powers and other forms of contracts, and all amendments. modifications or rescissions of the same, shall be binding upon and considered as authorized for the LLC when signed on its behalf by a Manager, or by such other Person as the Management Committee shall specify in writing.
     3.5 Members’ Right to Vote. The Members shall have the right to vote on the following matters. as to which the vote of Members holding a majority-in-interest of the Membership Interests shall be obtained before the LLC undertakes any such action:

          (a) Adopt, amend, amend and restate or revoke this Agreement:
          (b) Authorize a transaction. agreement or action on behalf of the LLC that is unrelated to its purpose or business as described herein or that otherwise violates this Agreement:
          (c) Issue an interest in the LLC to any Person:
          (d) Approve a plan of merger or consolidation of the LLC with or into one or more business entities: or
          (e) Authorize an amendment to the articles of organization of the LLC that changes the status of the limited liability company from or to one in which management is vested in a Manager or Managers to -or from one in which management is reserved to the Members.
     3.6 Meetings of Members. The LLC shall not be required to have regular meetings of its Members. Special meetings of the Members may be called by the Management Committee from time to time to obtain the vote of the Members on the matters set forth iii Section 3.5 or for any other purpose or purposes.
          (a) The Management Committee may designate any place, either or outside the State of Arizona, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be held at the principal place of business of the LLC. as set forth in Section 1.2.
          (b) Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than three (3) nor more than fifty (50) days before the date of the meeting, either personally or by mail. by or at the direction of the Management Committee, to each Member entitled to vote at such meeting.
          (c) At all meetings of the Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the LLC before or at the time of the meeting, No proxy shall be valid after eleven months from the date of its execution. unless otherwise provided in the proxy.
     3.7 Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all Members and delivered to the LLC for inclusion in the minutes or for filing with the LLC records ___ An action taken under this Section is effective when all Members have signed the consent, unless the consent specifies a different effective date.
     3.8 Meetings of Management Committee. The LLC shall not be required to have regular meetings of its Management Committee. Special meetings of the Management Committee may be called by any Manager from tine to time to obtain the vote of the Management committee on the matters set’ forth in Section 3.1 or for any other purpose or purposes. An affirmative vote by a majority of the Managers is required for the Management Committee’s approval of any matter.
          (a) The chairman of the Management Committee may designate any place, either within or outside the State of Arizona, as the place of meeting for any meeting of the Management Committee, If no designation is made. or if a special meeting be otherwise called, the place of meeting shall be held at the principal place of business of the LLC, as set forth in Section 1.2.
          (b) Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than three (3) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the Management Committee. to each Manager.
     3.9 Action by Management Committee Without a Meeting. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all Managers and delivered to the LLC for inclusion in the minutes or for filing with the LLC records. An action taken under this Section is effective when all Managers have signed the consent, unless the consent specifies a different effective date.
SECTION 4
     4.1 Amount and Time of Distribution. Except for funds distributed pursuant to Section 7.3 of this Agreement, the portion, if any. of the LLC’s cash funds and other property. after payment of expenses and the making of all other expenditures which the Management Committee determines. in its sole discretion, to be in excess of the LLC’s working capital needs and such reserves as the Management committee deems appropriate for the fixed and contingent obligations of the LLC, shall be distributed from time to time as the Management Committee deems proper.
     4.2 General Rule for Distributions. Except as otherwise provided in this Agreement. all Distributions shall be made to the Members in accordance with their respective Membership Interests. Upon liquidation, liquidation proceeds shall be distributed to the Members in accordance with Section 7.3.
     4.3 No Distribution upon Withdrawal. No withdrawing Member shall be entitled to receive any Distribution. or the value of such Member’s Membership Interest as the result of such withdrawal prior to the liquidation of the LLC.
SECTION 5
     5.1 Allocation of Profits. After taking into account the special allocations provided in Sections 5.3 and 5.4. Profits, if any, of the LLC shall be allocated as follows:
          (a) First. 100% to the Members until the aggregate Profits allocated to the Members pursuant to this Section 5.1(a) for such fiscal year and a]1 previous years is equal to the aggregate Losses allocated to the Members pursuant to the last sentence of Section 5.2 of this Agreement for all previous years; and
          (b) second, the balance, if any, shall be allocated to the Members in accordance with their respective Membership Interests.
     5.2 Allocation of Losses. After taking into account the special allocations provided in Sections 5.3 and 5.4, Losses, if any, of the LLC shall be allocated to the Members pro rata in accordance with their respective Membership Interests; provided, however, that the Losses allocated pursuant to this Section 5.2 to any Member shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. If an allocation of Losses pursuant to this Section 5.2 would cause one, but not all, of the Members to have an Adjusted Capital Account Deficit as a result of such allocation, the limitation set forth in this Section 5.2 shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Regulations § 1.704-I(b)(2)(ii)(d).
     5.3 Special Allocations. The following special allocations shall be made in the following order:
          (a) Except as otherwise provided in Regulations 1.704-2(f), notwithstanding any other provision of this Section 5, if there is a net decrease in LLC Minimum Gain during any fiscal year, each Member shall be specially allocated items of LLC income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in LLC Minimum Gain. determined in accordance with Regulations § 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items so to be allocated shall be determined in accordance with Regulations §§ 1-704-22(f)(6) and 1.704-20)(2). This Section 5.3(a) is intended to comply with the minimum Rain chargeback requirement in Regulations § 1.704-2(f) and shall be interpreted consistently therewith.
          (b) Except as otherwise provided in Regulations § 1.704-2(i)(4). notwithstanding any other provision of this Section 5, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during an)’ fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations 1-704-2(i)(5), shall be specially allocated items of LLC income and gain for such year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of, the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations § 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations §§ 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations § 1-704-2(i)(4) and shall be interpreted consistently therewith.

          (c) If any Member unexpectedly receives any adjustments. allocations or distributions described in Treasury Regulation §§ 1.704-1(,b)(2)(ii)(d)(4), (5) ___ or (6), items of LLC income and gain shall be specially allocated to such Member in an amount and a manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 5 have been tentatively made as if this Section 5.3(c) were not in this Agreement.
          (d) If any Member has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5). each such Member shall be specially allocated items of LLC income and gain in the amount of such excess as quickly as possible: provided that an allocation pursuant to this Section 53(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided in this Section 5.3 have been made as if Section 5.3(c) hereof and this Section 5.3(d) were not in this Agreement.
          (e) Nonrecourse Deductions for am,- fiscal year shall be specially allocated to the Members in accordance with their Membership Interests.
          (f) Any Member Nonrecourse Deductions for any fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations § 1.704-2(i)(1).
          (g) To the extent an adjustment to the adjusted tax basis of any LLC asset pursuant to Code § 734(h) or Code § 743(b) is required to be taken into account pursuant to Regulations §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the LLC, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the LLC it’ Regulations § 1.704-1(b)(2)(iv)(m)(2) applies. or to the Member to whom such distribution was made if Regulations § 1.704-1(b)(iv)(m)(4) applies.
     5.4 Curative Allocations. The allocations set forth in Section 5.3 hereof (“Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations will be offset with special allocations of other items of LLC income. gain, loss and deduction pursuant to this Section 5.4. Therefore, notwithstanding an ‘ other provision of this Section 5 (other than the Regulatory Allocations) the Management Committee shall make offsetting special allocations of LLC income. Rain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the

Regulatory Allocations were not part of the Agreement and all LLC items were allocated pursuant to Sections 5.1 and 5.2 hereof.
     5.5 Other Allocations Rules.
          (a) In accordance with Code § 704(c) and the applicable Regulations issued thereunder. income. gain. loss and deduction with respect to any property contributed to the capital of the LLC, shall. solely for tax purposes, he allocated among the Members so as to take account of any variation between the adjusted basis of such property to the LLC for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any LLC property is adjusted pursuant to this Agreement, subsequent allocations of income. gain, loss, and deduction with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code § 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose of this Agreement. Allocations made pursuant to this subsection (a) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses. other items, or Distributions pursuant to any provision of this Agreement.
          (b) The Members shall make such other special allocations as are required, from time to time, in order to comply with any mandatory provision of the Regulations or to reflect a Member’s economic interest in the LLC determined with reference to such Member’s right to receive Distributions from this LLC and such Member’s obligation, if any, to pay its expenses and liabilities.
          (c) The Members are aware of the income tax consequences of the allocations made by this Section 5 and hereby agree to be hound by the provisions of this Section 5 in reporting their share of LLC income and loss for income tax purposes.
     5.6 Capital Account. The LLC shall maintain a Capital Account for each Member in accordance with the following provisions:
          (a) To each Member’s Capital Account there shall he credited such Member’s Capital Contributions. such Member’s distributive share of Profits and any. items in the nature of income or gain which are specifically allocated pursuant to Sections 5.3 and 5.4 hereof. And the amount of any LLC liabilities assumed by such Member or which are secured by any LLC property distributed to such Member.
          (b) To each Member’s Capital Account there shall be debited ___ the amount of cash and the Gross Asset Value of any LLC property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Sections 5.3 and 5.4 hereof and the amount of any liabilities of such Member assumed by the LLC or which are secured by any property contributed by such Member to the LLC.

          (c) In the event that any interest in the LLC is transferred in accordance with the terms of this Agreement. the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.
          (d) In determining the amount of any liability for purposes of Subsections (a) and (b) above, there shall be taken into account Code § 752(e) and any other applicable provisions of the Code and Regulations.
     The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the LLC or the Members), are computed in order to comply with such Regulations. the Management Committee may make such modification provided it does not affect the amounts distributable to any Member upon the dissolution of the LLC. The Management Committee also shall make any appropriate modifications in the event unanticipated events (for example ___ the acquisition by the LLC of oil or gas properties) might otherwise cause this Agreement not to Comply With. Regulations § 1.704-1(b).
SECTION 6
     6.1 Restrictions on Transfer of Membership Interest.
     (a) No Member shall make a Transfer of any Membership Interest or any portion thereof (including, without limitation, a Transfer of a right to Profits. Losses, or Distributions) without the prior written consent of the Management Committee and of the Members.
     (b) Any request by a Member for approval of any Transfer shall he submitted in writing no later than ninety (90) days preceding the intended effective date of such Transfer.
     (c) Any Transfer in violation of the provisions hereof shall be null and void and of no effect for any purpose.
     (d) No transferee shall he admitted as a Member without the prior written approval of all Members. The Members may grant or withhold the approval of such admission in their sole and absolute discretion.
     (e) Until admitted as a Member in accordance with this Section ___ a transferee has no right to participate in the management of the business and affairs of the LLC nor to become a Member. Such transferee is only entitled- to the extent transferred, to receive the distributions and return of capital and to be allocated the Profits and Losses attributable to transferor’s Membership Interest. Such transferee shall have no other rights under this Agreement nor with respect to the Membership Interest, except as specifically set forth in the preceding sentence.

     6.2 Termination of the LLC for Tax Purposes. The Transfer of all or any part of a Membership Interest may not be made (and will be invalid) if the interests sought to be transferred, when added to all other interests in the LLC’s capital and/or profits transferred within the twelve consecutive month period ending on the date of such proposed transfer, would cause the termination of the LLC for federal income tax purposes, provided, however. that a Transfer causing such a termination may occur if the Members and the Management Committee consent to that Transfer and acknowledge in writing that the Transfer may cause a termination of the LLC for federal income tax purposes.
     6.3 Requirements for Transferee Becoming a Substituted Member. No transferee shall become a substituted Member in the LLC unless the Transfer complies with Sections 6.1 and 6.2 hereof, and the following- conditions are satisfied
          (a) The Person to whom the Transfer is to be made shall undertake in writing all of the obligations under this Agreement with respect to the Membership Interest to which the Transfer relates;
          (b) All reasonable fees and expenses required in connection with the Transfer shall have been paid by or for the account of the Person to whom the Transfer is to be made; and
          (c) All agreements and all other documents shall have been executed and filed and all other acts shall have been performed which the Management Committee deems necessary to make the Person to whom the Transfer is to be made a substituted Member in the LLC and to preserve the status of the LLC.
SECTION 7
     7.1 Dissolution.
          (a) The LLC shall be dissolved upon the occurrence of any of the following events:
               (i) the expiration of its term, as set forth in Section 1.4;
               (ii) the written agreement of Members holding a majority-in-interest of the Membership Interests;
               (iii) the entry of a decree of dissolution under LLC Act § 29-785;
               (iv) the acquisition by one Member of all of the outstanding Membership Interests; or
               (v) upon the occurrence of any event described in LLC Act § 29-733. unless the business of the LLC is continued by the specific unanimous consent of a majority of the remaining Members given within 90 days after such event and there are at least two remaining Members.

     (b) As soon as possible following the occurrence of any event causing dissolution of the LLC if the LLC is not continued, a Member shall execute and file a notice of winding up with the Arizona Corporation Commission. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, Articles of Termination shall be executed and filed with the Arizona Corporation Commission.
     (c) Notwithstanding any provisions of this Section 7 to the contrary . if the LLC is liquidated within the meaning of Regulations § 1.705-2(b)(ii)(g) but none of the events described in Section 7.1(a) hereof have occurred, the LLC shall not be liquidated, the LLC’s liabilities shall not be paid or discharged, and the LLC’s affairs shall not be wound up. Instead, solely for federal income tax purposes, the LLC shall be deemed to have distributed its assets in kind to the Members, who shall be deemed to have assumed and taken subject to all LLC liabilities, all in accordance with their respective Capital Accounts and. immediately thereafter the Members shall be deemed to have recontributed all of such assets in kind to the LLC, which shall be deemed to have assumed and taken subject to all liabilities.
     7.2 Effect of Filing of Dissolving Statement. Upon the dissolution of the LLC. the LLC shall cease to carry on its business except as may be necessary for the winding up of its business, but its separate existence shall continue until the Articles of Termination have been filed with the Arizona Corporation Commission or until a decree dissolving the LLC has been entered by a court of competent jurisdiction.
     7.3 Winding Up. Liquidation and Distribution of Assets.
          (a) Upon dissolution, an accounting shall be made by the LLC’s independent accountants of the accounts of the LLC and of the LLC’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Members shall immediately proceed to wind up the affairs of the LLC.
          (b) If the LLC is dissolved and its affairs are to be wound up, the Members shall (i) sell or otherwise liquidate all of the LLC’s assets as promptly as practicable (except to the extent the Members may determine to distribute any asses .o the Members in kind), (ii) allocate any Profits or Losses resulting from such sales to the Members Capital Accounts in accordance with Section 4 hereof. (iii) discharge all liabilities of the LLC, including all costs relating to the dissolution, winding up, and liquidation and distribution of assets. (iv) establish such reserves as may be reasonably necessary to provide for contingent liabilities of the LLC, and (v) distribute all remaining cash and assets of the LLC to the Members in accordance with their Capital Accounts. Any amounts withheld as reserves but not ultimately required to discharge liabilities of the LLC shall be distributed to the Members as promptly as possible. Distributions to the Members shall be made in accordance with the time requirements set forth in Regulations § 1.704-1(b)(2)(ii)(b)(2).
          (c) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Regulations § 1.704-1(b)(2)(ii)(g), if any Member has a negative deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years. including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the LLC, and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the LLC or to any other person for any purpose whatsoever.
          (d) Upon completion of the winding up, liquidation and distribution of the assets and filing of the Articles of Termination, the LLC shall be deemed terminated.
     7.4 Return of Contribution Nonrecourse to Other Members. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the LLC for the return of its Capital Contributions. If the LLC property remaining after the payment or discharge of the debts and liabilities of the LLC is insufficient to return the Capital Contributions of one or more Members, such Member or Members shall have no recourse against any other Member.
SECTION 8
     8.1 Nature of Books and Records. The Selling Managers shall maintain or cause to be maintained complete and accurate records and books of account appropriate for the LLC’s business and affairs- Such books and records shall be kept on a basis consistent with the accounting methods followed by the LLC for federal income tax purposes.
     8.2 Review; Audit. At the discretion of the Management Committee, the books of the LLC may he reviewed or audited annually at LLC expense by such recognized independent public accounting firm as the Management Committee shall designate.
     8.3 Elections by LLC as to Optional Adjustment to Basis. In the case of a distribution of property within the provisions of Code § 734 or in the case of a Transfer of a Membership Interest permitted by this Agreement made within the provisions of Code § 743. the Management Committee on behalf of the LLC may, at its option, file an election under Code § 754 in accordance with the procedures set forth in the applicable Regulations. If such an election is filed, the Management Committee shall provide, or cause to be provided. any additional accounting or tax information with respect to any adjustment to basis for any Member.
     8.4 Election With Respect to Taxation as LLC. No election shall be made under Code § 76J to exclude the LLC from the application of any of the provisions of Subchapter K, Chapter 1 of the Code.
     8.5 Names and Addresses of Members. The Selling Managers shall maintain a current alphabetical list of the full names and last known business addresses of all Members at the principal office of the LLC. Such list shall be made available for the review of any Member or its representative at reasonable times and, upon request either in person or by mail, the Selling Managers shall furnish a copy of such list to any Member or its representative for the cost of reproduction and mailing.
     8.6 Fiscal Year. The fiscal Year of the LLC shall end on December 31 of each year.

     8.7 Tax Returns. Within ninety (90) days after the end of each fiscal year of the LLC, the Selling Managers shall prepare, or cause to be prepared, a U.S. partnership return of income and any applicable state or local returns of income for the LLC and, in connection therewith, shall make any available or necessary elections. Within such ninety (90) day period, the LLC shall furnish to the Members information required to be set forth in each Member’s individual federal income tax return. The LLC’s U.S. partnership returns of income. and any applicable state or local returns of income, for the three most recent fiscal years of the LLC shall be kept at the LLC’s principal office.
     8.8 Financial Information. The Selling Managers shall furnish to each Member from time to time or upon reasonable demand true and full information regarding the business and financial condition of the LLC. Such financial information for the three most recent fiscal years of the LLC shall be kept at the LLC’s principal office.
     8.9 Records. The Selling Managers shall keep or cause to be kept at the LLC’s principal office (a) full and accurate records of all transactions of the LLC for the three most recent fiscal years. (b) a copy of the Articles of Organization and all Articles of Amendment thereto together with executed copies of any powers of attorney pursuant to which any such document has been executed, (c) copies of then effective written Operating Agreement and (d) copies of any financial statements of the LLC for its three most recent fiscal years.
     8.10 Access to Records. Each Member and its designated representatives shall be permitted access to all records of the LLC at the principal office of the LLC during ordinary business hours and shall have the right to make copies thereof at their own expense. Upon written request, after payment of the reasonable expenses of duplication, a Member shall be provided with a copy of the Articles of Organization and any Articles of Amendment thereto. The LLC shall not otherwise he required to deliver or mail a copy of the Articles of Organization or any Articles of Amendment thereto. The Members shall have the further right to obtain from the Selling Managers from time to time upon reasonable demand (i) true and full information regarding the state of the business and financial condition of the LLC. (ii) promptly after becoming available, a copy of the LLC’s federal, state and local income tax returns for such year and (iii) such other information regarding the affairs of the LLC as is just and reasonable within the meaning of the LLC Act.
SECTION 9
     9.1 Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, made. and received only when delivered against receipt or when deposited in the United States mails. first class, postage prepaid, return receipt requested, addressed to the addressee at its address as shown from time to time in the records of the LLC. Any Member may alter the address to which communications are to he. sent by giving written notice of such change of address to the Selling Managers in conformity with the provisions of this Section.
     9.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and assigns.

     9.3 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona without respect to its internal laws governing conflicts. The venue for any dispute arising hereunder shall be Maricopa County, Arizona.
     9.4 Provisions Severable. If any provision of this Agreement shall be or shall become illegal or unenforceable in whole or in part, for any reason, the remaining provisions shall be nevertheless he deemed valid, binding and subsisting.
     9.5 Indulgences Not Waivers. Neither the failure nor any delay on the part of any party to exercise any right, remedy. power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of any other right, remedy. power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any subsequent occurrence.
     9.6 Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are inserted for the convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
     9.7 Gender. Words used herein, regardless of the number or gender specifically used, shall be deemed and construed to include any other number. singular or plural. and any other gender, masculine, feminine or neuter, as the context requires.
     9.8 Execution In Counterpart. This Agreement may be executed . in any number of counterparts, all of which taken together shall constitute one and the same instrument. and any persons to the signatory hereto may execute this Agreement by signing any such counterpart.
     9.9 Statutory Provisions. Any statutory references in this Agreement shall include a reference to any successor to such statute and/or to the referred-to provision of such statute.
     9.10 Waiver of Action for Partition. Each Member irrevocably waives during the term of the LLC any right that such Member may have to maintain any action for partition with respect to the property of the LLC.